Exhibit 21.1

SUBSIDIARIES OF BUCKHEAD COMMUNITY BANCORP, INC.

Subsidiary	State of Incorporation	Names under which the Subsidiary does Business

1. The Buckhead Community Bank	Georgia	a. The Buckhead Community Bank

b. The Alpharetta Community Bank

c. The Midtown Community Bank

d. The Sandy Springs Community Bank

e. The Cobb Community Bank

f. The Forsyth Community Bank

g. The Hall Community Bank

2. Buckhead Community Bancorp Statutory Trust I	Connecticut	N/A

3. Buckhead Community Bancorp Statutory Trust II	Delaware	N/A